090203

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

El Capitan Precious Metals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Fourth Article is deleted in its entirety and the following substituted in lieu thereof:

FOURTH: The aggregate number of capital stock shares which the Corporation shall have authority to issue is Four Hundred Five Million (405,000,000) shares, of which Four Hundred Million (400,000,000) shares shall be common stock, $.001 par value, and Five Million (5,000,000) shares shall be preferred stock, $.001 par value. The Board of Directors shall have the authority to divide the preferred shares into series and to fix by resolution the voting powers, designation, preference, and relative participating, option or other special rights, and the qualifications, limitations or restrictions of the shares on any series so established.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 54.6%

4. Effective date and time of filing: (optional) Date: 10/1/2014 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.